UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2025

UNITED HOMES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39936	85-3460766
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

917 Chapin Road Chapin, South Carolina	29036
(Address of principal executive offices)	(Zip Code)
(844) 766-4663
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Shares, par value $0.0001 per share	UHG	The Nasdaq Stock Market LLC
Warrants, each exercisable for one Class A Common Share for $11.50 per share	UHGWW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On May 19, 2025, United Homes Group, Inc. (the “Company”) announced that the Company’s board of directors (the “Board”) has promoted the Company’s President, John G. (Jack) Micenko, Jr., to the role of Chief Executive Officer and President of the Company, effective as of May 19, 2025. James M. (Jamie) Pirrello has stepped down from his position as Interim Chief Executive Officer, effective May 19, 2025. Mr. Pirrello will continue to serve as a member of the Company’s Board. Mr. Micenko’s appointment comes in conjunction with the Company’s announcement on May 19, 2025 that the Company’s Board has appointed a special committee comprised solely of independent directors to conduct a comprehensive review of strategic alternatives for the Company to maximize stockholder value.

Appointment of John G. (Jack) Micenko, Jr. as Chief Executive Officer

Mr. Micenko, age 51, has more than 20 years of experience in equity and capital markets focusing on the residential real estate and mortgage finance sectors. Prior to joining the Company as President, Mr. Micenko was a Managing Director at BTIG LLC (“BTIG”), where he led the firm’s Housing Ecosystem investment banking practice, identifying opportunities for corporate clients across all aspects of the residential housing industry. Before his tenure at BTIG, Mr. Micenko held similar roles at Susquehanna International Group, LLP, Lehman Brothers Holdings Inc. and Friedman Billings Ramsey Group “FBR”.

There are no arrangements or understandings between Mr. Micenko and other persons pursuant to which he was selected as Chief Executive Officer. Mr. Micenko has not engaged in any transaction with the Company that would be reportable as a related party transaction under Item 404(a) of Securities and Exchange Commission Regulation S-K. The material terms of Mr. Micenko’s employment agreement with the Company dated July 17, 2023, as described in the Company’s Form 8-K filed on July 17, 2023, will remain unchanged.

In connection with Mr. Pirrello’s resignation as Interim Chief Executive Officer, Mr. Pirrello and the Company have agreed to amend his employment agreement with the Company, dated October 1, 2024, as described in the Company’s Form 8-K filed on December 20, 2024, to terminate the term of the agreement as of May 19, 2025 and to provide Mr. Pirrello with a severance payment equal to three months’ base salary and reimbursement of COBRA premiums for such three-month period in lieu of the compensation and benefits Mr. Pirrello would have been eligible to receive had the term of his employment continued for the three-month period following Mr. Micenko’s appointment as CEO. In addition, Mr. Pirrello will receive a service recognition bonus of $125,000 subject to a release of claims.

Appointment of Jeremy Pyle as Co-Chief Operating Officer

Also on May 19, 2025, the Board appointed Jeremy Pyle, age 47, as a co-Chief Operating Officer of the Company. Shelton Twine, also a Chief Operating Officer of the Company, will continue as a co-COO along with Mr. Pyle. Mr. Pyle was previously the Company’s co-Executive Vice President of Construction Services, where he oversaw and directed all construction activities for the Company. Mr. Pyle has worked for Great Southern Homes in various construction roles since 2005 and brings a deep understanding of the construction industry to the management team. As co-Chief Operating Officer, Mr. Pyle will continue to focus on and lead homebuilding and construction operations throughout the Company.

There are no arrangements or understandings between Mr. Pyle and other persons pursuant to which he was selected as co-Chief Operating Officer. Mr. Pyle has not engaged in any transaction with the Company that would be reportable as a related party transaction under Item 404(a) of Securities and Exchange Commission Regulation S-K.

Mr. Pyle is a party to an employment agreement with the Company dated March 30, 2023, the material terms of which will remain unchanged. Pursuant to Mr. Pyle’s employment agreement, Mr. Pyle will receive an annual salary of $250,000, be entitled to certain other benefits (e.g., insurance, vacation) commensurate with benefits received generally by the Company’s executive officers; and be subject to certain confidentiality, non-solicitation, non-competition, and non-disparagement agreements.

Item 7.01. Regulation FD Disclosure.

On May 19, 2025, the Company issued a press release announcing the appointments of Mr. Micenko and Mr. Pyle as described in Item 5.02 above, as well as a review of strategic alternatives by the Company. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits:

Exhibit No.	Description
99.1	Press Release, dated May 19, 2025 (furnished only)
104	Cover page interactive data file (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 19, 2025

United Homes Group, Inc.

By:	/s/ Keith Feldman
Name:	Keith Feldman
Title:	Chief Financial Officer